Exhibit 1.1

$300,000,000

NATIONSTAR MORTGAGE LLC

NATIONSTAR CAPITAL CORPORATION

7.875% SENIOR NOTES DUE 2020

PURCHASE AGREEMENT

SEPTEMBER 19, 2012

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

   Incorporated

Barclays Capital Inc.

RBS Securities Inc.

Wells Fargo Securities, LLC

as Representatives of the several Initial Purchasers

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue,

New York, N.Y. 10010

Ladies and Gentlemen:

Nationstar Mortgage LLC, a Delaware limited liability company (“Nationstar”), and Nationstar Capital Corporation, a Delaware corporation (“Nationstar Corp.” and, together with Nationstar, the “Companies”), propose, upon the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to the initial purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., RBS Securities Inc. and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”), $300,000,000 in aggregate principal amount of their 7.875% Senior Notes due 2020 (the “Notes”). The Notes (i) will have terms and provisions that are summarized in the Offering Circular (as defined below), and (ii) are to be issued pursuant to an Indenture (the “Indenture”) to be entered into by and among the Companies, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Companies’ obligations under the Notes, including the due and punctual payment of interest on the Notes, will be irrevocably and unconditionally guaranteed (the “Guarantees”) by the guarantors listed in Schedule II hereto (collectively, the “Guarantors”). As used herein, the term “Notes” shall include the Guarantees, unless the context otherwise requires. This Agreement is to confirm the agreement concerning the purchase of the Notes from the Companies by the Initial Purchasers.

1. Purchase and Resale of the Notes. The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption pursuant to Section 4(2) under the Securities Act.

The Companies and the Guarantors have prepared a preliminary offering circular, dated September 19, 2012 (the “Preliminary Offering Circular”), a pricing term sheet substantially in the form attached hereto as Schedule III (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Circular and certain other information and an offering circular, to be dated September 19, 2012 (the “Offering Circular”), setting forth information regarding the Companies, the Guarantors, the Notes, the Exchange Notes (as defined below), the Guarantees and the Exchange Guarantees (as defined below). The Preliminary Offering Circular, as supplemented and amended as of the Applicable Time (as defined below), together with the Pricing Term Sheet and any of the documents listed on Schedule IV(A) hereto are collectively referred to as the “Pricing Disclosure Package.” Any references herein to the “Preliminary Offering Circular”, the “Offering Circular” and the “Pricing Disclosure Package” shall be deemed to include all documents incorporated by reference therein as of the date thereof with respect to the Offering Circular, and as of the Applicable Time with respect to the Pricing Disclosure Package and the Preliminary Offering Circular. The Companies and the Guarantors hereby confirm that they have authorized the use of the Pricing Disclosure Package and the Offering Circular in connection with the offering and resale of the Notes by the Initial Purchasers. “Applicable Time” means 2:50 P.M. (New York City time) on the date of this Agreement.

You have advised the Companies that you will offer and resell (the “Exempt Resales”) the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Offering Circular, as amended or supplemented, solely (i) to persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), or (ii) outside the United States to certain persons who are not U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)) (such persons, “Non-U.S. Persons”) in offshore transactions in reliance on Regulation S. As used herein, the terms “offshore transaction” and “United States” have the meanings assigned to them in Regulation S. Those persons specified in clauses (i) and (ii) are referred to herein as “Eligible Purchasers.”

Holders (including subsequent transferees) of the Notes will have the registration rights set forth in a registration rights agreement (the “Registration Rights Agreement”) among the Companies, the Guarantors and the Initial Purchasers to be dated the Closing Date (as defined below), for so long as such Notes constitute “Registrable Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Companies and the Guarantors will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, a registration statement under the Securities Act relating to the Companies’ 7.875% Senior Notes due 2020 (the “Exchange Notes”) and the Guarantors’ Exchange Guarantees (the “Exchange Guarantees”) to be offered in exchange for the Notes and the Guarantees. Such portion of the offering is referred to as the “Exchange Offer.”

2. Representations, Warranties and Agreements of the Companies and the Guarantors. Each of the Companies and the Guarantors, jointly and severally, represent, warrant and agree as follows:

(a) When the Notes and Guarantees are issued and delivered pursuant to this Agreement, such Notes and Guarantees will not be of the same class (within the meaning of Rule 144A under the Securities Act) as any securities of the Companies or the Guarantors that are listed on a national securities exchange registered under Section 6 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or that are quoted in a United States automated inter-dealer quotation system.

(b) Assuming the accuracy of your representations and warranties in Section 3(b), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) are exempt from the registration requirements of the Securities Act.

(c) No form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act (“Regulation D”) (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Companies, the Guarantors, any of their respective affiliates or any of their respective representatives (other than you, as to whom the Companies and the Guarantors make no representation) in connection with the offer and sale of the Notes.

(d) No directed selling efforts within the meaning of Rule 902 under the Securities Act were used by the Companies, the Guarantors or any of their respective representatives (other than you, as to whom the Companies and the Guarantors make no representation) with respect to Notes sold outside the United States to Non-U.S. Persons, and the Companies, any affiliate of the Companies and any person acting on its or their behalf (other than you, as to whom the Companies and the Guarantors make no representation) has complied with and will implement the “offering restrictions” required by Rule 902 under the Securities Act.

(e) Each of the Preliminary Offering Circular, the Pricing Disclosure Package and the Offering Circular, each as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(f) Neither any Company, any Guarantor nor any other person acting on behalf of any Company or any Guarantor has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission. The Companies and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Notes or any substantially similar security issued by any Company or any Guarantor, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Companies by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act, including any sales pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act.

(g) The Preliminary Offering Circular, the Pricing Disclosure Package and the Offering Circular have been prepared by the Companies and the Guarantors for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Companies or any of the Guarantors, threatened.

(h) The Offering Circular will not, as of its date or as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Offering Circular in reliance upon and in conformity with written information furnished to the Companies through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(i) The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Companies through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(j) The Companies have not made any offer to sell or solicitation of an offer to buy the Notes that would constitute a “free writing prospectus” (if the offering of the Notes was made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”) without the prior consent of the Representatives; any such Free Writing Offering Document the use of which has been previously consented to by the Representatives is listed on Schedule IV.

(k) The Pricing Disclosure Package, when taken together with each Free Writing Offering Document listed in Schedule IV(B) hereto, did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package (or Free Writing Offering Document listed in Schedule IV(B) hereto) in reliance upon and in conformity with written information furnished to the Companies through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(l) Each of the Companies, the Guarantors and their respective subsidiaries has been duly organized, is validly existing and in good standing as a limited liability company, limited partnership, corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign limited liability company, limited partnership, corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, members’ or stockholders’ equity, properties, business or prospects of the Companies, the Guarantors and their respective subsidiaries taken as a whole (a “Material Adverse Effect”). Each of the Companies, the Guarantors and their respective subsidiaries has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged.

(m) The Companies do not own or control, directly or indirectly, any corporation, association or other entity other than Nationstar’s ownership of Nationstar Corp. and the subsidiaries listed on Schedule V hereto. Nationstar Corp. has no subsidiaries. None of the subsidiaries of Nationstar (other than Nationstar Home Equity Loan Trust 2009-A, Nationstar Mortgage Advance Receivables Trust 2010-ADV1 and Nationstar Residual, LLC) is a “significant subsidiary” (as defined in Rule 405 under the Securities Act).

(n) Nationstar has an authorized capitalization as set forth in each of the Pricing Disclosure Package and the Offering Circular, and all of the membership interests of Nationstar have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued shares of capital stock or other equity interests of Nationstar Corp. and each other subsidiary of Nationstar have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by Nationstar, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) The Companies and each Guarantor have all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform their obligations under the Indenture. The Indenture has been duly and validly authorized by the Companies and the Guarantors, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Companies and the Guarantors, enforceable against the Companies and the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No qualification of an indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales. The Indenture will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Circular.

(p) The Companies have all requisite corporate or limited liability company power and authority, as applicable, to execute, issue, sell and perform their obligations under the Notes. The Notes have been duly authorized by the Companies and, when duly executed by the Companies in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered and will constitute valid and binding obligations of the Companies entitled to the benefits of the Indenture, enforceable against the Companies in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Notes will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Circular.

(q) The Companies have all requisite corporate or limited liability company power and authority, as applicable, to execute, issue and perform their obligations under the Exchange Notes. The Exchange Notes have been duly and validly authorized by the Companies and if and when issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, will be validly issued and delivered and will constitute valid and binding obligations of the Companies entitled to the benefits of the Indenture, enforceable against the Companies in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(r) Each Guarantor has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, issue and perform its obligations under the Guarantees. The Guarantees have been duly and validly authorized by the Guarantors and when the Indenture is duly executed and delivered by the Guarantors in accordance with its terms and upon the due execution, authentication and delivery of the Notes in accordance with the Indenture and the issuance of the Notes in the sale to the Initial Purchasers contemplated by this Agreement, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Guarantees will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Circular.

(s) Each Guarantor has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, issue and perform its obligations under the Exchange Guarantees. The Exchange Guarantees have been duly and validly authorized by the Guarantors and if and when executed and delivered by the Guarantors in accordance with the terms of the Indenture and upon the due execution and authentication of the Exchange Notes in accordance with the Indenture and the issuance and delivery of the Exchange Notes in the Exchange Offer contemplated by the Registration Rights Agreement, will be validly issued and delivered and will constitute valid and binding obligations of the Guarantors entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(t) The Companies and each Guarantor have all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform their obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Companies and each Guarantor and, when executed and delivered by the Companies and each Guarantor in accordance with the terms hereof and thereof, will be validly executed and delivered and (assuming the due authorization, execution and delivery thereof by you) will be the legally valid and binding obligation of the Companies and each Guarantor in accordance with the terms thereof, enforceable against the Companies and each Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification and contribution, by principles of public policy. The Registration Rights Agreement will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Circular.

(u) The Companies and each Guarantor have all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of the Companies and the Guarantors.

(v) The execution and delivery of this Agreement did not, and the issue and sale of the Notes and the Guarantees, the execution, delivery and performance by the Companies and the Guarantors of the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Indenture, and the Registration Rights Agreement, the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Circular and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Companies, the Guarantors or their respective subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Companies, the Guarantors or any of their respective subsidiaries is a party or by which the Companies, the Guarantors or any of their respective subsidiaries is bound or to which any of the property or assets of the Companies, the Guarantors or any of their respective subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Companies, the Guarantors or any of their respective subsidiaries, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Companies, the Guarantors or any of their respective subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), conflicts or violations that would not reasonably be expected to have a Material Adverse Effect.

(w) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental agency or body having jurisdiction over the Companies, the Guarantors or any of their respective subsidiaries or any of their properties or assets is required for the issue and sale of the Notes and the Guarantees, the execution, delivery and performance by the Companies and the Guarantors of the Notes, the Guarantees, the

Exchange Notes, the Exchange Guarantees, the Indenture, the Registration Rights Agreement and this Agreement, the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Circular and the consummation of the transactions contemplated hereby and thereby, except for the filing of a registration statement by the Companies and the Guarantors with the Commission pursuant to the Securities Act and the qualification of the Indenture pursuant to the Trust Indenture Act as required by the Registration Rights Agreement and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers, each of which has been obtained and is in full force and effect except for such consents, approvals, authorizations or orders that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) The historical financial statements (including the related notes and supporting schedules) included in the Pricing Disclosure Package and the Offering Circular present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved; and the assumptions used in preparing the pro forma financial statements included in the Pricing Disclosure Package and the Offering Circular provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(y) Ernst & Young, LLP, who have audited certain financial statements of Nationstar, whose report appears in the Pricing Disclosure Package and the Offering Circular and who have delivered the initial letter referred to in Section 8(e) hereof, are independent auditors with respect to Nationstar and Nationstar Mortgage Holdings Inc., a Delaware corporation (“NMHI”), within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board.

(z) NMHI and each of its subsidiaries maintains internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. As of and since the date of the most recent balance sheet of NMHI and its consolidated subsidiaries reviewed or audited by Ernst & Young, LLP and the board of directors of NMHI, NMHI has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls, that could adversely affect the ability of NMHI or any of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, that involves management or other employees who have a significant role in the internal controls of NMHI and each of its subsidiaries.

(aa) The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in Nationstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 incorporated by reference into the Preliminary Offering Circular contained in the Pricing Disclosure Package and the Offering Circular accurately and fully describes (i) the accounting policies that Nationstar believes are the most important in the portrayal of Nationstar’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments; (ii) the judgments and uncertainties affecting the application of critical accounting policies; and (iii) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof.

(bb) Except as described in each of the Pricing Disclosure Package and the Offering Circular, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Circular, neither the Companies, the Guarantors nor any of their respective subsidiaries has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree, (ii) issued or granted any securities, other than securities granted pursuant to the Nationstar Mortgage Holdings Inc.’s incentive compensation plan that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iv) entered into any material transaction not in the ordinary course of business, (v) declared or paid any dividend on its capital stock, and (vi) since such date, there has not been any change in the capital stock, limited partnership or membership interests, as applicable, or short- or long-term debt of the Companies, the Guarantors or any of their respective subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, members’ or stockholders’ equity, properties, management, business or prospects of the Companies, the Guarantors and their respective subsidiaries, taken as a whole, in each case except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc) The Companies, the Guarantors and each of their respective subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such liens, encumbrances and defects as are described in the Pricing Disclosure Package and the Offering Circular and such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Companies, the Guarantors or any of their respective subsidiaries. All assets held under lease by the Companies, the Guarantors or any of their respective subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not interfere with the use made and proposed to be made of such assets by the Companies, the Guarantors or any of their respective subsidiaries, except where the invalidity or unenforceability of any such lease could not, in the aggregate, be reasonably expected to have a Material Adverse Effect. Nationstar Corp. has no assets other than any payment received from Nationstar for its capital stock.

(dd) The Companies, the Guarantors and each of their respective subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Pricing Disclosure Package and the Offering Circular, except for any of the foregoing that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or except as described in the Pricing Disclosure Package and the Offering Circular. The Companies, the Guarantors and each of their respective subsidiaries have fulfilled and performed all of their obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect or except as described in the Pricing Disclosure Package and the Offering Circular. Neither the Companies, the Guarantors nor any of their respective subsidiaries has received notice of any revocation or modification of any such Permits or has reason to believe that any such Permits will not be renewed in the ordinary course, except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect.

(ee) The Companies, the Guarantors and each of their respective subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others, except for such rights or conflicts that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ff) Except as described in the Pricing Disclosure Package and the Offering Circular, there are no legal or governmental proceedings pending to which the Companies, the Guarantors or any of their respective subsidiaries is a party or of which any property or assets of the Companies, the Guarantors or any of their respective subsidiaries is the subject that could, in the aggregate, reasonably be expected to have a Material Adverse Effect or could, in the aggregate, reasonably be expected to have a material adverse effect on the performance by the Companies and the Guarantors of their obligations under this Agreement, the Indenture or the Notes or the consummation of any of the transactions contemplated hereby. To the Companies’ and each Guarantors’ knowledge, no such proceedings are threatened by governmental authorities or others.

(gg) The statements made in the Pricing Disclosure Package and the Offering Circular under the captions “Risk Factors—Federal, state and local laws and regulations could materially adversely affect our business, financial condition and results of operations,” “Risk Factors—Changes to government mortgage modification programs could adversely affect future incremental revenues,” “Risk Factors—Our business would be adversely affected if we lose our licenses” and “Risk Factors—The conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, could adversely affect our business and prospects,” which are incorporated by reference therein, insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(hh) The Companies, the Guarantors and each of their respective subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as management believes is adequate in all material respects for the conduct of their respective businesses and the value of their respective properties. All policies of insurance of the Companies, the Guarantors and their respective subsidiaries are in full force and effect; the Companies, the Guarantors and each of their respective subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Companies, the Guarantors nor any of their respective subsidiaries has received notice from any insurer or agent of such insurer that material capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. Neither the Companies, the Guarantors nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Effect.

(ii) Except as described in the Pricing Disclosure Package and the Offering Circular, no labor disturbance by or dispute with the employees of the Companies, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of any Company or any Guarantor, is imminent that could reasonably be expected to have a Material Adverse Effect.

(jj) Neither the Companies, the Guarantors nor any of their respective subsidiaries (i) is in violation of its charter, certificate of formation, bylaws, limited partnership agreement or limited liability company agreement (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(kk) Except as described in the Pricing Disclosure Package and the Offering Circular, (i) there are no proceedings that are pending, or known to be contemplated, against the Companies, the Guarantors or any of their respective subsidiaries under any laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) in which a governmental authority is also a party, (ii) the Companies, the Guarantors and their respective subsidiaries are not aware of any issues regarding compliance with Environmental Laws, including any pending or proposed Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants and (iii) none of the Companies, the Guarantors and their respective subsidiaries anticipates capital expenditures relating to Environmental Laws, except to the extent any such proceedings, compliance issues or capital expenditures could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ll) The Companies, the Guarantors and each of their respective subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, and no tax deficiency has been determined adversely to the Companies, the Guarantors or any of their respective subsidiaries, nor does any Company or any Guarantor have any knowledge of any tax deficiencies that have been, or could reasonably be expected to be asserted against the Companies, the Guarantors and each of their respective subsidiaries, except any of the foregoing, which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(mm) (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which Nationstar or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in all material respects in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (C) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), and (D) neither Nationstar or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iv) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(nn) Except as permitted under the Indenture, no subsidiary of Nationstar is currently prohibited, directly or indirectly, from paying any dividends to Nationstar, from making any other distribution on such subsidiary’s capital stock, from repaying to Nationstar any loans or advances to such subsidiary from Nationstar or from transferring any of such subsidiary’s property or assets to Nationstar or any other subsidiary of Nationstar, except as described in the Pricing Disclosure Package and the Offering Circular.

(oo) The statistical and market-related data included in the Pricing Disclosure Package and the Offering Circular and the consolidated financial statements of NMHI and its subsidiaries and Nationstar and its subsidiaries included in the Pricing Disclosure Package and the Offering Circular are based on or derived from sources that NMHI believes to be reliable in all material respects.

(pp) Neither the Companies, the Guarantors nor any of their respective subsidiaries is, and immediately after giving effect to the offer and sale of the Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Circular will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder, except in the case of Nationstar Home Equity Loans Trust 2009-A, which will not be required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(qq) The statements set forth in each of the Pricing Disclosure Package and the Offering Circular under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Notes and the Guarantees and under the captions “Certain U.S. Federal Income Tax Considerations,” “Management’s Discussion and Analysis of Financial Condition Results of Operation—Description of Certain Indebtedness,” which is incorporated by reference therein, “Exchange Offer; Registration Rights” and “Plan of Distribution,” insofar as they purport to summarize the provisions of the laws and documents referred to therein, are accurate summaries in all material respects.

(rr) Except as described in the Pricing Disclosure Package, there are no contracts, agreements or understandings between any Company, any Guarantor and any person granting such person the right to require any Company or any Guarantor to file a registration statement under the Securities Act with respect to any securities of the Companies or any Guarantor (other than the Registration Rights Agreement and each of the registration rights agreements, dated as of April 25, 2012 and July 24, 2012, respectively, entered into in connection with the issuances of the Companies’ outstanding 9.625% Senior Notes due 2019) owned or to be owned by such person or to require any Company or any Guarantor to include such securities in the securities registered pursuant to the Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by any Company or any Guarantor under the Securities Act.

(ss) Neither the Companies, the Guarantors nor any of their respective subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that could give rise to a valid claim against any of them or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(tt) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(uu) The Companies, the Guarantors and their respective affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Companies or the Guarantors in connection with the offering of the Notes.

(vv) The Companies have not taken any action or omitted to take any action (such as issuing any press release relating to any Notes without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the “FSMA”).

(ww) Neither the Companies, the Guarantors nor any of their respective subsidiaries, nor, to the knowledge of the Companies and the Guarantors, any director, officer, agent, employee or other person associated with or acting on behalf of the Companies, the Guarantors or any of their respective subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xx) The operations of the Companies, the Guarantors and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Companies, the Guarantors or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Companies or the Guarantors, threatened.

(yy) Neither the Companies, the Guarantors nor any of their respective subsidiaries nor, to the knowledge of the Companies or the Guarantors, any director, officer, agent or employee of the Companies, the Guarantors or any of their respective subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Companies will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(zz) Nationstar has ratings as a residential mortgage servicer of “Above Average” by Standard and Poor’s and “RPS2-” by Fitch, Inc.

Any certificate signed by any officer of any Company or any Guarantor and delivered to the Representatives or counsel to the Initial Purchasers in connection with the offering of the Notes shall be deemed a representation and warranty by the Companies or such Guarantor, jointly and severally, as to matters covered thereby, to each Initial Purchaser.

3. Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell. (a) The Companies and the Guarantors, jointly and severally, hereby agree, on the basis of the representations, warranties, covenants and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Companies and the Guarantors herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Companies, at a purchase price of 98.500% of the principal amount thereof, the total principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. The Companies and the Guarantors shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b) Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Companies that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package. Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with, the Companies, on the basis of the representations, warranties and agreements of the Companies and the Guarantors, that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Securities Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package and Offering Circular; and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) and will not engage in any directed selling efforts within the meaning of Rule 902 under the Securities Act, in connection with the offering of the Notes. The Initial Purchasers have advised the Companies that they will offer the Notes to Eligible Purchasers at a price initially equal to 100.000% of the principal amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such price may be changed by the Initial Purchasers at any time without notice.

(c) Each of the Initial Purchasers, severally and not jointly, represents and warrants to the Companies that:

(i) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes, in circumstances in which section 21(1) of the FSMA does not apply to the Companies; and

(ii) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State other than:

(A)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives; or

(C)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of Notes shall require the Companies or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this representation, the expression an “offer of Notes to the public” in relation to any of the Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

(d) The Initial Purchasers have not and, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not, use, authorize use of, refer to or distribute any material in connection with the offering and sale of the Notes other than (i) the Preliminary Offering Circular, the Pricing Disclosure Package, the Offering Circular, (ii) any written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Circular or any Free Writing Offering Document listed on Schedule IV hereto, (iii) the Free Writing Offering Documents listed on Schedule IV hereto, (iv) any written communication prepared by such Initial Purchaser and approved by the Companies in writing, or

(v) any written communication relating to or that contains the preliminary or final terms of the Notes or their offering and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular.

(e) Each of the Initial Purchasers hereby acknowledges that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefore or in substitution thereof) shall bear legends substantially in the forms as set forth in the “Notice to Investors” section of the Pricing Disclosure Package and Offering Circular (along with such other legends as the Companies and their counsel deem necessary).

Each of the Initial Purchasers understands that the Companies and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c) and 7(d) hereof, counsel to the Companies and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and the Initial Purchasers hereby consent to such reliance.

4. Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 A.M., New York City time, on September 24, 2012 (the “Closing Date”). The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Companies.

The Notes will be delivered to the Initial Purchasers, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and will be registered in the name of Cede & Co. as nominee of DTC. A specimen of the Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 10:00 A.M., New York City time, on the business day next preceding the Closing Date.

5. Agreements of the Companies and the Guarantors. The Companies and the Guarantors, jointly and severally, agree with each of the Initial Purchasers as follows:

(a) The Companies and the Guarantors will promptly furnish to the Initial Purchasers, without charge, such number of copies of the Offering Circular as may then be amended or supplemented as they may reasonably request.

(b) The Companies and the Guarantors will prepare the Offering Circular in a form approved by the Initial Purchasers and will not make any amendment or supplement to the Pricing Disclosure Package or to the Offering Circular of which the Initial Purchasers shall not previously have been advised or to which they shall reasonably object after being so advised.

(c) Each of the Companies and the Guarantors consent to the use of the Pricing Disclosure Package and the Offering Circular in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(d) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Companies or any of the Guarantors or in the opinion of counsel to the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Offering Circular so that the Pricing Disclosure Package or the Offering Circular, as then amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Circular in order to comply with any law, the Companies and the Guarantors will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.

(e) None of the Companies nor any Guarantor will make any offer to sell or solicitation of an offer to buy the Notes that would constitute a Free Writing Offering Document without the prior consent of the Representatives, which consent shall not be unreasonably withheld or delayed. If at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular or, when taken together with the information in the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, as promptly as practicable after becoming aware thereof, the Companies will give notice thereof to the Initial Purchasers through the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(f) Promptly from time to time to take such action as the Initial Purchasers may reasonably request to qualify the Notes for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided that in connection therewith the Companies shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(g) For a period commencing on the date hereof and ending on the 45th day after the date of the Offering Circular, the Companies and the Guarantors agree not to, directly or indirectly, (i) offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any debt securities of the Companies or the Guarantors substantially similar to the Notes or the Guarantees or securities convertible into or exchangeable for such debt securities of the Companies or the Guarantors, or sell or grant options, rights or warrants with respect to such debt securities of the Companies or the Guarantors or securities convertible into or exchangeable for such debt securities of the Companies or the Guarantors, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such debt securities of the Companies or the Guarantors, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of debt securities of the Companies or the Guarantors or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement, including any amendments, with respect to the registration of debt securities of the Companies or the Guarantors substantially similar to the Notes or the Guarantees or securities convertible, exercisable or exchangeable into debt securities of the Companies or the Guarantors, or (iv) publicly announce an offering of any debt securities of the Companies or the Guarantors substantially similar to the Notes or the Guarantees or securities convertible or exchangeable into such debt securities, in each case without the prior written consent of Credit Suisse Securities (USA) LLC, on behalf of the Initial Purchasers, except (x) in exchange for the Exchange Notes and the Exchange Guarantees in connection with the Exchange Offer and (y) in connection with the Companies’ offer to exchange their 9.625% Senior Notes due 2019 that have been registered under the Securities Act for their unregistered 9.625% Senior Notes due 2019.

(h) So long as any of the Notes are outstanding, the Companies and the Guarantors will furnish at their expense to the Initial Purchasers, and, upon request, to the holders of the Notes and prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act (if any).

(i) Nationstar will apply the net proceeds from the sale of the Notes to be sold by the Companies hereunder substantially in accordance with the description set forth in the Pricing Disclosure Package and the Offering Circular under the caption “Use of Proceeds.”

(j) The Companies, the Guarantors and their respective affiliates will not take, directly or indirectly, any action designed to or that has constituted or that reasonably could be expected to cause or result in the stabilization or manipulation of the price of any security of the Companies or the Guarantors in connection with the offering of the Notes.

(k) The Companies and the Guarantors will use their reasonable best efforts to permit the Notes to be eligible for clearance and settlement through DTC.

(l) The Companies and the Guarantors will not, and will not permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been acquired by any of them, except for Notes purchased by the Companies, the Guarantors or any of their respective affiliates and resold in a transaction registered under the Securities Act.

(m) The Companies and the Guarantors agree not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.

(n) The Companies and the Guarantors agree to comply with all the terms and conditions of the Registration Rights Agreement and all agreements set forth in the representation letter of the Companies and the Guarantors to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Companies and the Guarantors, jointly and severally, agree, to pay all expenses, costs, fees and taxes incident to and in connection with: (a) the preparation, printing, filing and distribution of the Preliminary Offering Circular, the Pricing Disclosure Package and the Offering Circular (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Companies’ and the Guarantors’ accountants and counsel, but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (b) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, the Registration Rights Agreement, all Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky memoranda); (c) the issuance and delivery by the Companies of the Notes and by the Guarantors of the Guarantees and any taxes payable in connection therewith; (d) the qualification of the Notes and Exchange Notes for offer and sale under the securities or Blue Sky laws of the several states and any foreign jurisdictions as the Initial Purchasers may designate after consultation with the Companies (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (e) the furnishing of such copies of the Preliminary Offering Circular, the Pricing Disclosure Package and the Offering Circular, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales; (f) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof); (g) the approval of the Notes by DTC for “book-entry” transfer (including reasonable fees and expenses of counsel to the Initial Purchasers); (h) the rating of the Notes and the Exchange Notes; (i) the obligations of the Trustee, any agent of the Trustee and the counsel to the Trustee in connection with the Indenture, the Notes, the Guarantees, the Exchange Notes and the Exchange Guarantees; (j) the performance by the Companies and the Guarantors of their other obligations under this Agreement; and (k) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including without limitation, expenses associated with the production of road show slides and graphics, reasonable and documented fees and expenses of any consultants engaged with the consent of the Company in connection with the road show presentations, travel and lodging expenses of the representatives of the Company (which, for the avoidance of doubt, does not include the Initial Purchasers for purposes of this section 6(k)) and officers of the Company and any such consultants; provided, however, that the aggregate amount payable by the Companies and the Guarantors in respect of the legal fees and expenses of the Initial Purchasers’ counsel pursuant to this Section 6 shall not exceed $150,000.

7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Companies and the Guarantors contained herein, to the performance by the Companies and the Guarantors of their respective obligations hereunder, and to each of the following additional terms and conditions:

(a) The Initial Purchasers shall not have discovered and disclosed to the Companies on or prior to the Closing Date that the Pricing Disclosure Package or the Offering Circular, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of counsel to the Initial Purchasers, is material or omits to state a fact which, in the opinion of such counsel, is material and is necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Registration Rights Agreement, the Indenture, the Pricing Disclosure Package and the Offering Circular, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel to the Initial Purchasers, and the Companies and the Guarantors shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c) Cleary Gottlieb Steen & Hamilton LLP shall have furnished to the Initial Purchasers its written opinion and negative assurance letter, as counsel to the Companies and the Guarantors listed on Schedule I to Exhibit A-1 hereto, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit A-1 and Exhibit A-2 hereto.

(d) Anthony W. Villani shall have furnished to the Initial Purchasers his written opinion, in his capacity as Acting Executive Vice President and General Counsel of Nationstar only, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit B hereto.

(e) The Initial Purchasers shall have received from counsel to the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Pricing Disclosure Package, the Offering Circular and other related matters as the Initial Purchasers may reasonably require, and the Companies and the Guarantors shall have furnished to such counsel such documents and information as such counsel reasonably requests for the purpose of enabling them to pass upon such matters.

(f) At the time of execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent auditors with respect to Nationstar and NMHI within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings; and a letter from each of Deloitte & Touche LLP and PricewaterhouseCoopers LLP, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof.

(g) With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “E&Y initial letter”), Nationstar shall have furnished to the Initial Purchasers a “bring-down letter” of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent auditors with respect to Nationstar and NMHI within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in each of the Pricing Disclosure Package or the Offering Circular, as of a date not more than three days prior to the date of the Closing Date), the conclusions and findings of such firm with respect to the financial information and other matters covered by the E&Y initial letter, and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter; and with respect to the letters of Deloitte & Touche LLP (the “D&T initial letter”) and PricewaterhouseCoopers LLP (the “PwC initial letter”) referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement, Nationstar shall have furnished to the Initial Purchasers a “bring-down letter” of each such accountants, addressed to the Initial Purchasers and dated the Closing Date confirming in all material respects the conclusions and findings set forth in the D&T initial letter and PwC initial letter, respectively.

(h) (i) Except as described in the Pricing Disclosure Package and the Offering Circular, (x) neither any Company, any Guarantor nor any of their respective subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Circular, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or (y) since such date, there shall not have been any change in the capital stock or long-term debt of any Company, any Guarantor or any of their respective subsidiaries or (ii) subsequent to the execution and delivery of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, members’ or stockholders’ equity, properties, management, business or prospects of the Companies, the Guarantors and their respective subsidiaries, taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, individually or in the aggregate, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Circular.

(i) The Companies and each Guarantor shall have furnished or caused to be furnished to the Initial Purchasers dated as of the Closing Date a certificate of the Chief Executive Officer and Chief Financial Officer of the Companies and each Guarantor, or other officers satisfactory to the Initial Purchasers, as to such matters as the Representatives may reasonably request, including, without limitation, a statement that:

(i) The representations, warranties and agreements of the Companies and the Guarantors in Section 2 are true and correct on and as of the Closing Date, and the Companies have complied with all their agreements contained herein and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) They have examined the Pricing Disclosure Package and the Offering Circular, and, in their opinion, (A) the Pricing Disclosure Package, as of the Applicable Time, and the Offering Circular, as of its date and as of the Closing Date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) since the date of the Pricing Disclosure Package and the Offering Circular, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package and the Offering Circular.

(j) Subsequent to the earlier of the Applicable Time and the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded Nationstar’s Mortgage Servicer Rating by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of Nationstar’s Mortgage Servicer Ratings.

(k) The Notes shall be eligible for clearance and settlement through DTC and on the Closing Date the Notes shall be cleared and settled through DTC.

(l) The Companies and the Guarantors shall have executed and delivered the Registration Rights Agreement, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Companies and the Guarantors.

(m) The Companies, the Guarantors and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Companies, the Guarantors and the Trustee.

(n) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the NASDAQ or in the over-the-counter market, or trading in any securities of the Companies on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement, payment or clearance services for such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a general moratorium on commercial banking activities shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or any other calamity or crisis, or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), in the case of (iii) and (iv) above, as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Offering Circular or that, in the judgment of the Representatives, could materially and adversely affect the financial markets or the markets for the Notes and other debt securities.

(o) On or prior to the Closing Date, the Companies and the Guarantors shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel to the Initial Purchasers.

8. Indemnification and Contribution.

(a) The Companies and each Guarantor, hereby agree, jointly and severally, to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular or in any amendment or supplement thereto, or (B) in any Blue Sky application or other document prepared or executed by any Company or any Guarantor (or based upon any written information furnished by any Company or any Guarantor) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), or (ii) the omission or alleged omission to state in any Free Writing Offering Document, the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular, or in any amendment or supplement thereto, or in any Blue Sky Application, any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse each Initial Purchaser and each such affiliate, director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, affiliate, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Companies and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Disclosure Package or Offering Circular, or in any such amendment or supplement thereto, or in any Blue Sky Application, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Companies through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability that the Companies or the Guarantors may otherwise have to any Initial Purchaser or to any affiliate, director, officer, employee or controlling person of that Initial Purchaser.

(b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless the Companies, each Guarantor, their respective officers and employees, each of their respective directors, and each person, if any, who controls any Company or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which any Company, any Guarantor or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular or in any amendment or supplement thereto, or (B) in any Blue Sky Application, or (ii) the omission or alleged omission to state in any Free Writing Offering Document, Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Companies through the Representatives by or on behalf of that Initial Purchaser specifically for inclusion therein, which information is limited to the information set forth in Section 8(e); provided, however, that the Initial Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(b) and (d) of this Agreement. The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to any Company, any Guarantor or any such director, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under Section 8(a) or 8(b) of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under Section 8(a) or 8(b), notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 8(a) or 8(b) except to the extent it has been materially prejudiced

(through the forfeiture of substantive rights or defenses) by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 8(a) or 8(b). If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ a single counsel (plus a single local counsel in each different jurisdiction) to represent jointly the Initial Purchasers and their respective affiliates, directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against any Company or any Guarantor under Section 8(a) or 8(b), if (i) the Companies, the Guarantors and the Initial Purchasers shall have so mutually agreed; (ii) the Companies and the Guarantors have failed within a reasonable time to retain counsel reasonably satisfactory to the Initial Purchasers; (iii) the Initial Purchasers and their respective affiliates, directors, officers, employees and controlling persons shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to them that are different from or in addition to those available to the Companies and the Guarantors; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Initial Purchasers or their respective directors, officers, employees or controlling persons, on the one hand, and the Companies and the Guarantors, on the other hand, and representation of both sets of parties by the same counsel would present a conflict due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Companies and the Guarantors. No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Companies and the Guarantors, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Companies and the Guarantors, on the one hand, and the Initial Purchasers, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Companies and the Guarantors, on the one hand, and the Initial Purchasers, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Companies and the Guarantors, on the one hand, and the total underwriting discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement as set forth on the cover page of the Offering Circular. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Companies, the Guarantors, or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. For purposes of the preceding two sentences, the net proceeds deemed to be received by the Companies shall be deemed to be also for the benefit of the Guarantors, and information supplied by the Companies shall also be deemed to have been supplied by the Guarantors. The Companies, the Guarantors, and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale to Eligible Purchasers of the Notes initially purchased by it exceeds the amount of any damages that such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective purchase obligations and not joint.

(e) The Initial Purchasers severally confirm and the Companies and the Guarantors acknowledge and agree that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in (i) the third paragraph under “Plan of Distribution” and (ii) the third and fourth paragraphs under “Plan of Distribution—General” are correct and constitute the only information concerning such Initial Purchasers furnished in writing to any Company or any Guarantor by or on behalf of the Initial Purchasers specifically for inclusion in the Preliminary Offering Circular, the Pricing Disclosure Package and the Offering Circular or in any amendment or supplement thereto or in any Blue Sky Application.

9. Defaulting Initial Purchasers.

(a) If, on the Closing Date, any Initial Purchaser defaults in its obligations to purchase the Notes that it has agreed to purchase under this Agreement, the remaining non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by the non-defaulting Initial Purchasers or other persons satisfactory to the Companies on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Companies shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms. In the event that within the respective prescribed periods, the non-defaulting Initial Purchasers notify the Companies that they have so arranged for the purchase of such Notes, or the Companies notifies the non-defaulting Initial Purchasers that it has so arranged for the purchase of such Notes, either the non-defaulting Initial Purchasers or the Companies may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel to the Companies or counsel to the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Offering Circular or in any other document or arrangement, and the Companies and the Guarantors agree to promptly prepare any amendment or supplement to the Pricing Disclosure Package or the Offering Circular that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto that, pursuant to this Section 9, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Companies as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Companies shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made; provided that the non-defaulting Initial Purchasers shall not be obligated to purchase more than 110% of the aggregate principal amount of Notes that it agreed to purchase on the Closing Date pursuant to the terms of Section 3.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Companies as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Companies shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Companies or the Guarantors, except that each of the Companies and the Guarantors will continue to be liable for the payment of expenses as set forth in Sections 6 and 11 and except that the provisions of Section 8 shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Companies, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Companies prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(h), (j) or (n) shall have occurred or if the Initial Purchasers decline to purchase the Notes for any reason permitted under this Agreement.

11. Reimbursement of Initial Purchasers’ Expenses. If (a) the Companies for any reason fail to tender the Notes for delivery to the Initial Purchasers, or (b) the Initial Purchasers decline to purchase the Notes for any reason permitted under this Agreement, the Companies and the Guarantors shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel to the Initial Purchasers) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Companies and the Guarantors shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Companies and the Guarantors shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

12. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to any Initial Purchaser, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, NY 10010, Attn: General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, Attention: Richard Aftanas (Fax: (917) 777-4112);

(b) if to any Company or any Guarantor, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to Nationstar Mortgage LLC, 350 Highland Drive, Lewisville, Texas 75067, Attention: General Counsel (Fax: (469) 549-2085), with a copy to Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention: Duane McLaughlin (Fax: (212) 225-3999);

provided, however, that any notice to an Initial Purchaser pursuant to Section 8(c) shall be delivered or sent by hand delivery, mail, telex or facsimile transmission to such Initial Purchaser at its address set forth in its acceptance telex to Credit Suisse Securities (USA) LLC, which address will be supplied to any other party hereto by Credit Suisse Securities (USA) LLC upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Companies shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Credit Suisse Securities (USA) LLC.

13. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Companies, the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of the Companies and the Guarantors contained in this Agreement shall also be deemed to be for the benefit of affiliates, directors, officers and employees of the Initial Purchasers and each person or persons, if any, controlling any Initial Purchaser within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Companies, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

15. Definition of the Terms “Business Day,” “Affiliate,” and “Subsidiary”. For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Waiver of Jury Trial. The Companies, the Guarantors and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. The Companies and the Guarantors acknowledge and agree that in connection with this offering, or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (a) no fiduciary or agency relationship between any Company, any Guarantor and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (b) the Initial Purchasers are not acting as advisors, experts or otherwise, to the Companies or the Guarantors, including, without limitation, with respect to the determination of the purchase price of the Notes, and such relationship between the Companies and the Guarantors, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) any duties and obligations that the Initial Purchasers may have to the Companies and the Guarantors shall be limited to those duties and obligations specifically stated herein; (d) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Companies and the Guarantors; and (e) the Companies and the Guarantors have consulted their own legal and financial advisors to the extent they deemed appropriate. The

Companies and the Guarantors hereby waive any claims that the Companies and the Guarantors may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the Notes.

19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among the Companies, the Guarantors, and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

NATIONSTAR MORTGAGE LLC

By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

NATIONSTAR CAPITAL CORPORATION

By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

NATIONSTAR MORTGAGE HOLDINGS INC.

By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

NATIONSTAR SUB1 LLC

By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

NATIONSTAR SUB2 LLC

By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Executive Officer

CENTEX LAND VISTA RIDGE LEWISVILLE III GENERAL PARTNER, LLC
HARWOOD SERVICE COMPANY LLC
HARWOOD INSURANCE SERVICES, LLC HARWOOD SERVICE COMPANY OF GEORGIA, LLC HARWOOD SERVICE COMPANY OF NEW JERSEY, LLC
HOMESELECT SETTLEMENT SOLUTIONS, LLC NATIONSTAR 2009 EQUITY CORPORATION NATIONSTAR EQUITY CORPORATION
NATIONSTAR INDUSTRIAL LOAN COMPANY NATIONSTAR INDUSTRIAL LOAN CORPORATION NSM RECOVERY SERVICES INC.
NSM FORECLOSURE SERVICES INC.
By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Financial Officer

CENTEX LAND VISTA RIDGE LEWISVILLE III, L.P.

By:	CENTEX LAND VISTA RIDGE LEWISVILLE III
GENERAL PARTNER, LLC, its General Partner

	By	/s/ Jay Bray
Name: Jay Bray
Title: Chief Financial Officer

Confirmed and accepted as of the date first written above:

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Ali R. Mehdi
Name: Ali R. Mehdi
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Richard Ginn
Name: Richard Ginn
Title: Managing Director

BARCLAYS CAPITAL INC.

By	/s/ Christina Park
Name: Christina Park
Title: Managing Director

RBS SECURITIES INC.

By	/s/ Jon A. Charette
Name: Jon Charette
Title: Director

WELLS FARGO SECURITIES, LLC

By	/s/ Charles C. Edwards, III
Name: Charles C. Edwards, III
Title: Managing Director

For themselves and as Representatives of the other Initial Purchasers named in Schedule I hereto